UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2012

(December 14, 2012)

AMARANTUS BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

333-148922	Delaware	26-0690857
(Commission file no.)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

675 Almanor Ave., Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Prepared by:

JSBarkats, PLLC

Attorneys at Law

Attn: Sunny J. Barkats, Esq.

18 East 41st Street, 19th fl.

New York, NY 10017

www.JSBarkats.com

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2012, Amarantus Bioscience, Inc. (the “Company” or “Registrant”) entered into an exclusive license agreement (the “License Agreement” attached hereto as Exhibit 10.01) with Memory Dx, LLC (“MDx”) under which MDx granted to the Company an exclusive worldwide license to develop, manufacture, market, sell and import medical devices under MDx’s intellectual property pertaining to Alzheimer’s disease diagnosis (the “License”).

Pursuant to the terms of the License Agreement, Registrant will issue 2,000,000 shares of its common stock to MDx and will provide MDx with a royalty equal to 9% of the net proceeds of all sales resulting from the License. Further, MDx and Registrant agreed to complete a validation study regarding a blood test for the detection of Alzheimer’s disease. To prepare the laboratory for this study, Registrant shall pay to MDx $15,000 upon the execution of the License Agreement, an additional $15,000 within 30 days following the execution of the License Agreement, and $20,000 within 60 days following the execution of the License Agreement. Registrant will also assist MDx in its fund raising strategy, and, upon successful completion of the validation study, provide MDx $1,000,000, payable in cash or Company’s stock, as defined in the License Agreement. The Company may sell, sub-license or assign the License Agreement and has an option to terminate the License Agreement upon 30 days written notice if MDx is unable to meet its obligations regarding the validation study.

The above summary of the material terms of the License Agreement does not purport to be complete and provides only a general description of the License Agreement and, thus, should be read together with, and is qualified in its entirety by reference to, the entire License Agreement, which has been filed as Exhibit 10.01 hereto, and is incorporated herein by reference.

Item  9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.01	Exclusive License Agreement, effective December 14th, 2012, by and between Amarantus Bioscience and Memory Dx, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMARANTUS BIOSCIENCE, INC.

Date: December 21, 2012	By:	/s/ Marc Faerber
Marc E. Faerber
Chief Financial Officer